Exhibit 8.1

Allen Overy Shearman Sterling US LLP 1221 Avenue of the Americas New York, NY 10020
To:	Noventiq Holdings PLC 26-28 Hammersmith Grove London W6 7HA United Kingdom	Tel Fax	+1 212 610 6300 +1 212 610 6399

May 15, 2024

RE:	Noventiq Holding Company Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special United States tax counsel for Noventiq Holdings PLC (“Noventiq”) and Noventiq Holding Company (“Parent”) in connection with the preparation of the registration statement on Form F-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, of which the proxy statement/prospectus (the “Prospectus”) forms a part. The Registration Statement and Prospectus relate to the transactions contemplated by the Business Combination Agreement, dated May 4, 2023, as amended and restated on December 29, 2023, by and among Noventiq, Parent, Corner Growth Acquisition Corp., Noventiq Merger 1 Limited and Corner Growth SPAC Merger Sub, Inc.

As United States tax counsel, we have advised Parent with respect to the discussion set forth under the heading “Material U.S. Federal Income Tax Considerations” (the “Discussion”) in the Prospectus. We are of the opinion that the statements set forth in the Discussion, to the extent that they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto (subject to the qualifications set forth therein), are fair summaries of such matters in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

The statements set forth in the Discussion are not binding on the Internal Revenue Service (the “IRS”) or the courts and, accordingly, there can be no assurances that the IRS will not contend, and that a court will not ultimately hold, that any of the conclusions set forth therein are incorrect. Such opinions are based on the Internal Revenue Code of 1986 (the “Code”), as amended, Treasury regulations, case law and IRS rulings or pronouncements, in each case as currently in effect as of the date hereof. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would remain unchanged. We undertake no responsibility to update or supplement this opinion.

Sincerely yours,

/s/ Allen Overy Shearman Sterling US LLP

Allen Overy Shearman Sterling US LLP

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